Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Valens Pay Global Limited.:

We hereby consent to the inclusion in this Registration Statement of Valens Pay Global Limited. and its subsidiaries (the “Company”) on Form F-1/Amendment No.1 of our report dated September 29, 2023 related to the Form F-1/ Amendment No.1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 which appears in this Registration Statement on Form F-1/ Amendment No.1. Our report dated September 29, 2023, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

February 16, 2024